Exhibit 8.1

List of Principal Subsidiaries as of December 31, 2021

Subsidiary	Jurisdiction	Short Name
Empresa Distribuidora Sur S.A.	Argentina	Edesur
Enel Argentina S.A.	Argentina	Enel Argentina
Ampla Energia e Serviços S.A.	Brazil	Enel Distribution Rio
CELG Distribuição S.A.	Brazil	Enel Distribution Goias
Central Geradora Termelétrica Fortaleza S.A.	Brazil	Fortaleza
Companhía Energética de Ceará S.A.	Brazil	Enel Distribution Ceara
Eletropaulo Metropolitana Eletricidade de São Paulo S.A.	Brazil	Enel Distribution Sao Paulo
Enel Brasil S.A.	Brazil	Enel Brasil
Enel Cien S.A.	Brazil	Enel Cien
Enel Trading Brasil S.A.	Brazil	Enel Trading Brasil
ESSA2 S.p.A.	Chile	ESSA2
Compañía Distribuidora y Comercializadora de Energía S.A.	Colombia	Codensa
Emgesa S.A. E.S.P.	Colombia	Emgesa
Enel Green Power Guatemala S.A.	Guatemala	EGP Guatemala
Enel Green Power Panamá S.R.L.	Panama	EGP Panama
Enel Distribución Perú S.A.A.	Peru	Enel Distribution Peru
Enel Generación Perú S.A.A.	Peru	Enel Generation Peru
Enel Green Power Perú S.A.	Peru	EGP Peru
Enel Perú S.A.C.	Peru	Enel Peru